Exhibit 99.1

Mace Security International Reports Financial Results for the First Quarter of 2005, Including a 239% Increase in Security Segment Revenues

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--May 10, 2005--Mace Security International, Inc. ("Mace" or "the Company") (Nasdaq:MACE), a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities, today announced financial results for the quarter ended March 31, 2005, including a 239% increase in revenues from the Security Segment, from approximately $1.9 million in the first quarter of 2004 to approximately $6.4 million in the first quarter of 2005.

    Financial Results

    Total revenues for the quarter ended March 31, 2005 were $16.9 million compared to $12.7 million for the same period in 2004. The increase in revenues over last year was due to an increase in revenues from the Security Segment. Revenues from the Security Segment rose from approximately $1.9 million in the first quarter of 2004 to approximately $6.4 million in first quarter of 2005, an increase of approximately $4.5 million, or 239%.
    Revenues from the Car and Truck Wash Segment decreased by $313,000, or 2.9%, in the first quarter of 2005 compared to the same quarter in 2004, primarily as a result of an overall volume decline of 3.4%, including 2.3% due to the closing or divesting of two car wash facilities during 2004. The volume-related decrease in car wash revenues was partially offset by a 2.1% increase in average wash and detail revenue per car, from $14.42 in the first quarter of 2004 to $14.73 in the first quarter of 2005.
    Gross profit as a percentage of revenues decreased to 27.2% for the first quarter of 2005 compared to 29.0% for the same quarter in 2004. The gross profit percentage for 2005 was comprised of 28.1% for the Security Segment and 26.6% for the Car and Truck Wash Segment, while the 2004 percentage was comprised of 37.1% for the Security Segment and 27.6% for the Car and Truck Wash Segment. The decrease in gross profit percentage in the Security Segment is primarily the result of growth in sales of advanced imaging components and video equipment sold by Industrial Vision Source and increased sales of monitors which typically have gross profit margins lower than other security products, combined with an increase in sales to distributors.
    Selling, general and administrative expenses for the first quarter of 2005 increased by $1.1 million over the first quarter of 2004 primarily due to the expansion of the Security Segment. The increases were in the areas of advertising costs, and marketing, selling and administrative personnel costs as staff was added to handle planned growth of the Security Segment. Additionally, corporate overhead costs increased approximately $121,000 in the first quarter of 2005 over the same quarter in 2004, primarily in the areas of insurance, audit and consulting, and compensation costs.
    Operating income for the first quarter of 2005 was $379,000 as compared to $706,000 in the first quarter of 2004. The decrease in 2005 was principally the result of the volume-related decrease in revenues in the Car and Truck Wash Segment along with the aforementioned increase in corporate overhead. Net income was $11,000, or $0.00 per share, and $217,000, or $0.02 per share, for the quarters ended March 31, 2005 and 2004, respectively.
    The Company's net book value was $66.5 million, or $4.36 per share, at March 31, 2005. In addition, Mace had $101.4 million in total assets, including $13.0 million of cash and cash equivalents at March 31, 2005.
    Mace Security International, Inc. is a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on the Company and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings, including its S-3 registration statements, Form 10-K for 2004, and Form 10-Q for the quarter ended March 31, 2005. This press release should be read in conjunction with the financial statements and notes contained in the Company's annual report on Form 10-K and the Company's quarterly reports on Form 10-Q.


                  Mace Security International, Inc.
                  Consolidated Statements of Income
               (In thousands, except share information)
                             (Unaudited)

                                                Three Months Ended
                                                     March 31,
                                             -------------------------
                                                 2005         2004
                                             -------------------------
Revenues
   Car wash and detailing services                $8,712       $8,910
   Lube and other automotive services                791          930
   Fuel and merchandise sales                        983          959
   Security sales                                  6,365        1,876
                                             ------------ ------------
                                                  16,851       12,675
Cost of revenues
   Car wash and detailing services                 6,189        6,287
   Lube and other automotive services                654          705
   Fuel and merchandise sales                        852          826
   Security sales                                  4,579        1,180
                                             ------------ ------------
                                                  12,274        8,998

Selling, general and administrative expenses       3,608        2,471
Depreciation and amortization                        590          500
                                             ------------ ------------

Operating income                                     379          706

Interest expense, net                               (451)        (479)
Other income                                          89          112
                                             ------------ ------------
Income before income taxes                            17          339

Income tax expense                                     6          122
                                             ------------ ------------

Net income                                           $11         $217
                                             ============ ============

Per share of common stock (basic and
 diluted):
Net income                                         $0.00        $0.02
                                             ============ ============

Weighted average shares outstanding
   Basic                                      15,271,132   12,461,029
   Diluted                                    15,655,863   12,618,837


    CONTACT: Mace Security International, Inc., Mount Laurel
             Eduardo Nieves, Jr., 856-778-2300